Exhibit 99.1

Worthington Reports Third Quarter Fiscal 2010 Results

COLUMBUS, Ohio--(BUSINESS WIRE)--April 1, 2010--Worthington Industries, Inc. (NYSE: WOR) today reported net sales of $451.1 million and a net loss of $17.7 million, or $0.22 per share, for the fiscal 2010 third quarter ended February 28, 2010. In last year’s third quarter, the Company reported net income of $1.6 million, or $0.02 per share. The current quarter included pre-tax impairment and restructuring charges totaling $35.5 million, or $0.28 per share, primarily related to the former Construction Services businesses, which has been reorganized. Also included were $4.9 million, or $0.04 per share, in charges and legal fees related to the litigation with BernzOmatic. The prior year third quarter included the impact of $16.3 million of pre-tax restructuring charges and an $8.3 million pre-tax gain on the sale of Aegis, which together reduced net income by $0.04 per share.

“Our third quarter is always challenging with the short shipping months of December and February. But we are pleased that even with the additional impact from severe weather this year, our results were in line with our expectations before restructuring and one-time charges,” said John P. McConnell, Chairman and CEO. “We did see several positive signs during the quarter. Steel Processing has been rapidly and successfully integrating the Gibraltar strip steel acquisition, which strengthens our cold-rolled strip strategy and is already contributing to earnings. January was Steel’s strongest shipping month since October of 2008. Pressure Cylinders had solid volumes in most product lines except for the industrial markets, particularly evident in Europe.”

McConnell added, “The Metal Framing and Construction Services businesses continue to struggle as demand in the commercial construction market has not yet bottomed. The impairment charge is the result of those market conditions. We have reorganized the businesses to help drive synergies with Metal Framing when volume returns. Our WAVE joint venture was a steady contributor along with improving performances from our other joint ventures.”

The financial highlights for the three- and nine-month periods are as follows:

(U.S. dollars in millions, except per share data)

	3Q2010	2Q2010	3Q2009	9M2010	9M2009
Net sales	$451.1	$448.0	$501.1	$1,316.6	$2,159.7
Operating income (loss)	(35.3)	19.1	(24.2)	(20.6)	(156.1)
Equity income	14.6	15.1	3.8	45.8	39.9
Net earnings (loss)	(17.7)	23.2	1.6	12.2	(94.5)
Earnings (loss) per share	$(0.22)	$0.29	$0.02	$0.15	$(1.20)

In the first nine months of this fiscal year, sales were down 39% to $1,316.6 million, driven largely by the reduction in sales volumes, particularly in the automotive and construction markets. Sales have also been impacted by the decline in the market price of steel as compared to the prior year, when it had reached record levels. The fiscal year-to-date operating loss was $20.6 million, versus a $156.1 million loss in the prior year, which had included significant one-time charges.

Consolidated Results

Net sales for the third quarter ended February 28, 2010, were $451.1 million, down 10% from the comparable quarter last year, primarily due to lower average selling prices across all segments. Even though the market price of steel was higher in the current quarter, average selling prices last year were higher since they included some fixed contract pricing that was in place when the market price of steel was at record highs. This combined with a change in the mix of products sold, lowered the average selling prices and reduced sales by $58.0 million. An overall increase in volumes had an $8.0 million positive impact on net sales as both Steel Processing and Pressure Cylinders showed improvements, while Metal Framing’s volumes declined.

Gross margin for the current quarter was $57.7 million, or 13% of net sales. This represents a $17.8 million increase over the prior year quarter’s gross margin of $39.9 million, or 8% of net sales. An improved spread, primarily in Steel Processing, between the average selling price and the cost of steel improved the margin by $20.9 million. While volumes were up in both Steel Processing and Pressure Cylinders, the favorable impact was more than offset by declines in Metal Framing and Construction Services.

SG&A expenses were $9.7 million higher than the prior year quarter primarily due to $4.9 million in charges and legal fees related to the litigation with the Irwin Tool (d/b/a BernzOmatic) division of Newell Rubbermaid, Inc. (BernzOmatic), in which contract damages were awarded to BernzOmatic. Also impacting the current quarter was $3.1 million in additional SG&A expenses related to the acquisitions of Piper, Structural Composite Industries (SCI) and Gibraltar. In addition, higher profit sharing and bonus expenses were only partially offset by lower bad debt expense.

Operating loss for the quarter was $35.3 million, driven primarily by impairment and restructuring charges. The loss in the prior year quarter was $24.2 million and included $16.3 million of restructuring charges. The charges in this year’s quarter included a $24.7 million write-off of goodwill and an $8.0 million impairment of certain long-lived assets related to the Construction Services businesses. The results of these businesses have continued to deteriorate as the recovery in the commercial construction industry has been pushed further into the future. As a result, management revised its strategy and reorganized these businesses. The current quarter also includes $2.8 million of additional restructuring charges, primarily related to the ongoing Transformation effort within the Metal Framing segment. The restructuring charges in the prior year quarter related to the Transformation effort in Steel Processing and Metal Framing, and consisted of severance, facility closure, and consulting expenses.

Interest expense was $1.9 million in the quarter, down from $4.3 million in the prior year due to lower average borrowings and interest rates.

Equity in net income from unconsolidated joint ventures was $14.6 million, an increase of $10.7 million from the comparable year-ago quarter, on sales of $169.6 million. Worthington Armstrong Venture (WAVE) contributed $11.6 million of earnings, a 52% increase from last year's third quarter. Despite lower volumes, WAVE has done an excellent job of maintaining margins. Three other joint ventures, TWB Company, Worthington Specialty Processing, and Serviacero Worthington showed a combined improvement of $6.6 million over the prior year quarter.

For the quarter, there was an income tax benefit of $6.7 million compared to the income tax benefit of $21.2 million a year ago. The current year reflects an estimated annual effective tax rate of 35% prior to the impact of discrete tax adjustments.

Balance Sheet

At quarter end, total debt was $220.4 million, up $44.3 million from the previous quarter. A total of $120.0 million was drawn on the $435.0 million revolving credit facility, leaving $306.7 million available under that facility, after adjusting for outstanding letters of credit. The Company had also utilized $90.0 million of its $100.0 million trade accounts receivable securitization facility. The Company remains well within compliance on its debt covenants.

Cash used by operating activities for the quarter was $14.1 million, compared to cash provided by operations of $124.7 million in the year-ago quarter and $37.9 million from the previous quarter. The large inflow of cash in the year-ago quarter resulted from a reduction in working capital requirements. As volumes have grown in the current year, so has the need for additional inventory, which required an additional investment of $31.4 million in the current quarter. In addition, during the current quarter, the company spent $5.6 million on capital expenditures, primarily on upgrades to Pressure Cylinders’ production lines, and $30.1 million on the acquisition of the Gibraltar steel processing assets.

Segment Results

Steel Processing’s net sales of $232.2 million were up 21%, or $39.7 million, over the prior year quarter. Higher volumes increased sales by $69.4 million while lower average selling prices reduced sales by $29.7 million. Sales volumes grew 49% over the prior year quarter and 3% versus the previous quarter due to increased sales to the automotive, agriculture, and construction markets and the February contribution from the Gibraltar strip steel acquisition. The decrease in the average selling price of steel was primarily due to the impact of fixed contract pricing and the mix of tons shipped.

Steel Processing’s mix of direct versus toll tons processed was 51% to 49% this quarter compared to 58% to 42% a year ago. Operating income improved $26.1 million to $7.5 million, from the prior year’s operating loss of $18.6 million. The spread between average selling prices and material cost helped improve operating income by $19.0 million, while higher volumes, partially offset by increased variable manufacturing expenses, contributed $9.0 million. Margins continue to benefit from better inventory management and operating improvements implemented as part of the ongoing Transformation plan. SG&A expenses were higher due to increased profit sharing and bonus expenses and additional expenses related to Gibraltar strip steel, partially offset by a decrease in bad debt reserve and restructuring expenses in the current quarter.

Pressure Cylinders’ net sales of $116.5 million were down 1% from the year ago quarter. A 30% increase in net sales in the North American operations was offset by a 58% decrease in European operations. The North American operations experienced volume increases in camping, refrigerant, and propane cylinders, in addition to being aided by the acquisitions of Piper and SCI, which increased sales by $11.8 million. Overall volumes for the European operations declined 34% as the industrial gas and automotive markets continued to be negatively impacted by the global economic downturn. Operating income decreased 69% from the prior year quarter to $4.1 million. The improvement in North America was more than offset by reduced volume in Europe, along with the $3.9 million increase in charges resulting from the BernzOmatic litigation, and an increased share of corporate profit sharing, bonus and other expenses.

Metal Framing’s net sales of $67.5 million were down 51%, or $69.7 million, from the prior year quarter and volumes were down 40%, reducing net sales by $55.8 million. Average selling prices dropped 18% or $13.9 million. This segment has been negatively impacted by a dramatically weakened commercial construction market, pricing pressures, and extreme weather conditions. The operating loss was $9.1 million, 50% worse than the prior year, due to the impact of continued volume declines which were partially offset by reduced SG&A expenses and lower restructuring charges.

Company Outlook

“Markets have been slow to recover in most of our businesses. However, we remain very positive about the improvement efforts in operations, commercial sales and purchasing driven by our Transformation,” McConnell stated. “Steel Processing has clearly seen results from the Transformation effort and Metal Framing is in the midst of Transformation. Pressure Cylinders has positioned itself well to grow its business lines and actively pursue additional acquisition opportunities. We believe we will see further improvements in the profitability of our Steel Processing business where demand is picking up and steel prices are on the rise. Pressure Cylinders expects to maintain strong volumes for camping, gas grill and propane heating cylinders, and we believe improving economic conditions will lead to moderate improvements in European volumes from current levels. In Metal Framing, we believe the business can return to profitability down the road while it remains cash neutral in the near term. Customers are responding favorably to Dietrich’s new ProStud™ product and we believe they are starting to see improvements from the Transformation. This business has endured the downturn for an extended period and despite these ongoing challenges, the Metal Framing team remains committed to turning this business around.”

Announcements

On February 1, 2010, the Company announced that its Steel Processing segment acquired the steel processing assets of Gibraltar Industries. This acquisition expands the capabilities of Worthington Steel’s cold rolled strip business, positioning it as the market leader, and enhancing its ability to serve the needs of new and existing customers. The acquisition is expected to be accretive in the Company’s current fiscal year.

Dividend Declared

On February 25, 2010, the Board of Directors declared a quarterly cash dividend of $0.10 per share payable March 29, 2010, to shareholders of record on March 15, 2009.

Conference Call

Worthington will review third quarter results during its quarterly conference call today, April 1, 2010, at 1:30 p.m., Eastern Daylight Saving Time. Details regarding the conference call can be found on the Company web site at www.WorthingtonIndustries.com.

Corporate Profile

Worthington Industries is a leading diversified metals manufacturing company with 2009 fiscal year sales of approximately $2.6 billion. The Columbus, Ohio based company is North America’s premier value-added steel processor and a leader in manufactured metal products such as light gauge steel framing for commercial and residential construction; framing systems and stairs for mid-rise buildings; pressure cylinders products such as propane, oxygen and helium tanks, hand torches, camping cylinders, and scuba tanks; current and past model automotive service stampings; metal ceiling grid systems; steel pallets and racks; and laser welded blanks. Worthington employs approximately 6,300 people and operates 64 facilities in 11 countries.

Founded in 1955, the Company operates under a long-standing corporate philosophy rooted in the golden rule. Earning money for its shareholders is the first corporate goal. This philosophy serves as an unwavering commitment to the customer, supplier, and shareholder, and it serves as the Company’s foundation for one of the strongest employee-employer partnerships in American industry.

Safe Harbor Statement

The Company wishes to take advantage of the Safe Harbor provisions included in the Private Securities Litigation Reform Act of 1995 (the “Act”). Statements by the Company relating to business plans or future or expected growth, performance, sales, volumes, cash flows, earnings, balance sheet strengths, debt, financial condition or other financial measures; projected working capital needs; demand trends for the Company or its markets; pricing trends for raw materials and finished goods and the impact of pricing changes; anticipated capital expenditures and asset sales; anticipated improvements and efficiencies in costs, operations, sales, inventory management, sourcing and the supply chain; projected timing, results, benefits, costs, charges and expenditures related to acquisitions, headcount reductions and facility dispositions, shutdowns and consolidations; the alignment of operations with demand; the ability to operate profitably and generate cash in down markets, the ability to capture and maintain margins and market share and to develop or take advantage of future opportunities, new products and markets; expectations for company and customer inventories, jobs and orders; expectations for the economy and markets or improvements therein; expected benefits from Transformation plans, cost reduction efforts and other new initiatives; expectations for improving earnings, margins or shareholder value; effects of judicial rulings and other non-historical matters constitute “forward-looking statements” within the meaning of the Act. Because they are based on beliefs, estimates and assumptions, forward-looking statements are inherently subject to risks and uncertainties that could cause actual results to differ materially from those projected. Any number of factors could affect actual results, including, without limitation, the effect of national, regional and worldwide economic conditions generally and within major product markets, including a prolonged or substantial economic downturn; the effect of conditions in national and worldwide financial markets; product demand and pricing; changes in product mix, product substitution and market acceptance of the Company’s products; fluctuations in pricing, quality or availability of raw materials (particularly steel), supplies, transportation, utilities and other items required by operations; effects of facility closures and the consolidation of operations; the effect of financial difficulties, consolidation and other changes within the steel, automotive, construction and other industries in which the Company participates; failure to maintain appropriate levels of inventories; financial difficulties (including bankruptcy filings) of original equipment manufacturers, end-users and customers, suppliers, joint venture partners and others with whom the Company does business; the ability to realize targeted expense reductions from head count reductions, facility closures and other cost reduction efforts; the ability to realize other cost savings and operational, sales and sourcing improvements and efficiencies, and other expected benefits from transformation initiatives on a timely basis; the overall success of, and the ability to integrate, newly-acquired businesses and achieve synergies therefrom; capacity levels and efficiencies, within facilities and within the industry as a whole; the effect of disruption in the business of suppliers, customers, facilities and shipping operations due to adverse weather, casualty events, equipment breakdowns, acts of war or terrorist activities or other causes; changes in customer demand, inventories, spending patterns, product choices, and supplier choices; risks associated with doing business internationally, including economic, political and social instability, and foreign currency exposure; the ability to improve and maintain processes and business practices to keep pace with the economic, competitive and technological environment; adverse claims experience with respect to workers compensation, product recalls or liability, casualty events or other matters; deviation of actual results from estimates and/or assumptions used by the Company in the application of its significant accounting policies; level of imports and import prices in the Company’s markets; the impact of judicial rulings and governmental regulations, both in the United States and abroad; and other risks described from time to time in the Company’s filings with the United States Securities and Exchange Commission.

WORTHINGTON INDUSTRIES, INC.
CONSOLIDATED STATEMENTS OF EARNINGS
(In thousands, except per share)

	Three Months Ended		Nine Months Ended
	February 28,		February 28,
	2010	2009	2010	2009
Net sales	$451,113	$501,125	$1,316,621	$2,159,697
Cost of goods sold	393,399	461,204	1,142,474	2,022,293
Gross margin	57,714	39,921	174,147	137,404
Selling, general and administrative expense	57,519	47,778	155,642	159,520
Impairment of long-lived assets	32,706	-	35,409	96,943
Restructuring and other expense	2,775	16,309	3,740	36,997
Operating loss	(35,286)	(24,166)	(20,644)	(156,056)
Other income (expense):
Miscellaneous income (expense)	(134)	(1,146)	1,236	(1,336)
Gain on sale of investment in Aegis	-	8,331	-	8,331
Interest expense	(1,889)	(4,289)	(6,448)	(16,408)
Equity in net income of unconsolidated affiliates	14,560	3,814	45,842	39,857
Earnings (loss) before income taxes	(22,749)	(17,456)	19,986	(125,612)
Income tax expense (benefit)	(6,650)	(21,191)	3,872	(34,879)
Net earnings (loss)	(16,099)	3,735	16,114	(90,733)
Net earnings attributable to noncontrolling interest	1,641	2,181	3,930	3,743
Net earnings (loss) attributable to controlling interest	$(17,740)	$1,554	$12,184	$(94,476)

Basic
Average common shares outstanding	79,146	78,856	79,102	78,892
Earnings (loss) per share attributable to controlling interest	$(0.22)	$0.02	$0.15	$(1.20)

Diluted
Average common shares outstanding	79,146	78,856	79,116	78,892
Earnings (loss) per share attributable to controlling interest	$(0.22)	$0.02	$0.15	$(1.20)

Common shares outstanding at end of period	79,175	78,892	79,175	78,892

Cash dividends declared per share	$0.10	$0.17	$0.30	$0.51

WORTHINGTON INDUSTRIES, INC.
CONSOLIDATED BALANCE SHEETS
(In thousands)

	February 28,	May 31,
	2010	2009
Assets
Current assets:
Cash and cash equivalents	$54,693	$56,319
Receivables, less allowances of $8,013 and $12,470 at February 28, 2010 and May 31, 2009	200,149	182,881
Inventories:
Raw materials	145,297	141,082
Work in process	87,263	57,612
Finished products	89,312	71,878
Total inventories	321,872	270,572
Income taxes receivable	15,459	29,749
Assets held for sale	2,652	707
Deferred income taxes	26,715	24,868
Prepaid expenses and other current assets	31,437	33,839
Total current assets	652,977	598,935

Investments in unconsolidated affiliates	109,126	100,395
Goodwill	81,721	101,343
Other intangible assets, net of accumulated amortization of $16,803 and $15,328 at February 28, 2010 and May 31, 2009	24,013	23,642
Other assets	13,832	18,009
Property, plant and equipment, net	521,304	521,505
Total assets	$1,402,973	$1,363,829

Liabilities and equity
Current liabilities:
Accounts payable	$216,829	$136,215
Notes payable	120,000	980
Accrued compensation, contributions to employee benefit plans and related taxes	41,130	34,503
Dividends payable	7,926	7,916
Other accrued items	41,408	49,488
Income taxes payable	-	4,965
Current maturities of long-term debt	3	138,013
Total current liabilities	427,296	372,080

Other liabilities	68,709	65,400
Long-term debt	100,400	100,400
Deferred income taxes	73,098	82,986
Total liabilities	669,503	620,866

Shareholders' equity - controlling interest	697,185	706,069
Noncontrolling interest	36,285	36,894
Total equity	733,470	742,963
Total liabilities and equity	$1,402,973	$1,363,829

WORTHINGTON INDUSTRIES, INC.
CONSOLIDATED STATEMENTS OF CASH FLOWS
(In thousands)

	Three Months Ended		Nine Months Ended
	February 28,		February 28,
	2010	2009	2010	2009
Operating activities
Net earnings (loss) attributable to controlling interest	$(17,740)	$1,554	$12,184	$(94,476)
Adjustments to reconcile net earnings (loss) attributable to controlling interest to net cash provided (used) by operating activities:
Depreciation and amortization	16,103	15,848	48,431	48,227
Impairment of long-lived assets	32,706	-	35,409	96,943
Restructuring charges, non-cash	147	4,665	3,247	7,611
Provision for deferred income taxes	(4,870)	26,876	(6,173)	(23,296)
Equity in net income of unconsolidated affiliates, net of distributions	(2,090)	29,085	(6,248)	21,543
Net earnings attributable to noncontrolling interest	1,641	2,181	3,930	3,743
Net (gain) loss on sale of assets	(115)	502	(4,407)	512
Stock-based compensation	1,254	1,448	3,404	4,051
Excess tax benefits - stock-based compensation	-	-	-	(355)
Gain on acquisitions and sales of subsidiary investments	-	(8,331)	(891)	(8,331)
Changes in assets and liabilities:
Receivables	(16,114)	122,679	(13,793)	202,125
Inventories	(31,438)	94,334	(22,040)	234,620
Prepaid expenses and other current assets	(2,536)	(22,821)	17,399	(28,558)
Other assets	112	244	296	899
Accounts payable and accrued expenses	8,053	(132,011)	47,109	(245,202)
Other liabilities	767	(11,567)	2,124	(16,375)
Net cash provided (used) by operating activities	(14,120)	124,686	119,981	203,681

Investing activities
Investment in property, plant and equipment, net	(5,638)	(19,256)	(26,592)	(49,495)
Acquisitions, net of cash acquired	(30,100)	(150)	(64,164)	(40,375)
Distributions from (investments in) unconsolidated affiliates, net	(568)	6,680	(304)	3,542
Proceeds from sale of assets	185	2,101	14,663	5,559
Proceeds from sale of unconsolidated affiliates	-	22,195	-	24,045
Net cash provided (used) by investing activities	(36,121)	11,570	(76,397)	(56,724)

Financing activities
Net proceeds from (payments on) short-term borrowings	63,779	(118,139)	119,020	(135,525)
Principal payments on long-term debt	(19,459)	(4)	(138,010)	(252)
Proceeds from issuance of common shares	720	785	2,060	2,528
Excess tax benefits - stock-based compensation	-	-	-	355
Dividends paid to noncontrolling interest	(1,619)	-	(4,539)	(3,216)
Repurchase of common shares	-	-	-	(12,402)
Dividends paid	(7,928)	(13,398)	(23,741)	(40,274)
Net cash provided (used) by financing activities	35,493	(130,756)	(45,210)	(188,786)

Increase (decrease) in cash and cash equivalents	(14,748)	5,500	(1,626)	(41,829)
Cash and cash equivalents at beginning of period	69,441	26,443	56,319	73,772
Cash and cash equivalents at end of period	$54,693	$31,943	$54,693	$31,943

WORTHINGTON INDUSTRIES, INC.
SUPPLEMENTAL DATA
(In thousands)

This supplemental information is provided to assist in the analysis of the results of operations.

	Three Months Ended		Nine Months Ended
	February 28,		February 28,
	2010	2009	2010	2009
Volume:
Steel Processing (tons)	512	344	1,410	1,641
Metal Framing (tons)	58	97	211	369
Pressure Cylinders (units)	14,000	10,968	40,420	33,487

Net sales:
Steel Processing	$232,219	$192,471	$639,362	$1,003,950
Metal Framing	67,517	137,210	243,529	550,495
Pressure Cylinders	116,538	117,531	322,771	408,330
Other	34,839	53,913	110,959	196,922
Total net sales	$451,113	$501,125	$1,316,621	$2,159,697

Material cost:
Steel Processing	$164,555	$161,140	$446,878	$841,866
Metal Framing	43,542	94,335	146,320	432,634
Pressure Cylinders	50,667	55,554	142,371	193,353

Operating income (loss):
Steel Processing	$7,465	$(18,643)	$23,008	$(46,097)
Metal Framing	(9,087)	(6,049)	(10,565)	(139,071)
Pressure Cylinders	4,095	13,136	14,072	51,958
Other	(37,759)	(12,610)	(47,159)	(22,846)
Total operating loss	$(35,286)	$(24,166)	$(20,644)	$(156,056)

The following provides detail of the impairment of long-lived assets and restructuring and other expense included in the operating income (loss) by segment presented above.

	Three Months Ended		Nine Months Ended
	February 28,		February 28,
	2010	2009	2010	2009

Pre-tax impairment of long-lived assets and restructuring and other expense by segment:
Steel Processing	$286	$2,606	$461	$3,079
Metal Framing	2,014	5,854	2,995	108,447
Pressure Cylinders	12	-	307	7
Other	33,169	7,849	35,386	22,407
Total impairment of long-lived assets and restructuring and other expense
	$35,481	$16,309	$39,149	$133,940

CONTACT:
Worthington Industries, Inc.
Cathy M. Lyttle, 614-438-3077
VP, Corporate Communications and Investor Relations
E-mail: cmlyttle@WorthingtonIndustries.com
or
Sonya L. Higginbotham, 614-438-7391
Director, Corporate Communications
E-mail: slhiggin@WorthingtonIndustries.com